Exhibit (c)(21)

Project Ocean Fairness Opinion Discussion Materials Goldman, Sachs & Co. August 4, 2008

Table of Contents  I. Executive Summary  II. Overview of CastlePoint  III. CastlePoint and Tower Standalone Financial Projections  IV. Financial Analysis of CastlePoint  V. Pro Forma Impact of the Transaction  Appendix A: Tower Public Market Trading Analysis

I. Executive Summary Executive Summary 1

Proposed Transaction • Tower has proposed to acquire CastlePoint for 0.470x shares of Tower stock and $1.83 in cash per share, subject to a collar with a floor of $20.00, ceiling of $26.00 and walkaway price of $17.50 — Based upon Tower’s August 1, 2008 closing price of $23.18, this represents $10.89 in stock consideration, resulting in a total per share consideration of $12.72 • The total per share consideration represents — A 41.9% premium to CastlePoint’s August 1, 2008 closing price of $8.97 — A 38.0% premium to CastlePoint’s 1 month volume weighted average price of $9.22 — 1.15x June 30, 2008 book value and 1.11x June 30, 2008 book value (ex-AOCI) — 8.4x 2008E and 5.4x 2009E standalone management EPS Executive Summary  2

Transaction Rationale and Key Considerations CastlePoint Perspective Rationale • Potential for CastlePoint shareholders to receive a meaningful premium for their shares • Provides partial liquidity (cash consideration) and allows CastlePoint shareholders to share in combined company upside for portion of consideration paid in Tower stock • Participation in potential upside in Tower shares — Transaction increases Tower production capacity through reduced underwriting leverage — Potential to significantly increase Tower tangible book value per share — Potential to reallocate capital from third party reinsurance business to more profitable primary business (“capital rotation”), either organically or through acquisitions — Potential for combined company to improve quota share economics with 3rd party reinsurers • Removes conflicts of interest between Tower and CastlePoint and their respective senior managements • Original CastlePoint business thesis – capital allocated to lower cost of capital provider based in Bermuda – less valid today as CastlePoint’s cost of capital is approximately 15% and its low valuation limits its strategic flexibility Key Considerations Transaction-Related Considerations • Material tax costs and loss of Bermuda platform could impact Tower’s valuation and therefore the value of Tower shares to be received by CastlePoint shareholders • Transaction expected to be EPS dilutive in 2009 based on management projections CastlePoint Standalone Business Model Considerations • CastlePoint business model is limited by lack of personnel, infrastructure and dependence on Tower for business, systems, and personnel — Possibility of Tower reducing or eliminating reinsurance arrangements with CastlePoint - Master reinsurance arrangement scheduled to expire in April 2010 — Difficulties associated with building 3rd party reinsurance business • Significant uncertainties surrounding other strategic alternatives — Uncertainty around ability to sell CastlePoint to other potential acquirers — Significant overcapitalization at many insurers/ reinsurers Executive Summary 3

Financial Analysis Market Basis ($ in millions unless otherwise noted) Implied Transaction Multiples Tower Share Price Current Per Share Equity Value to CastlePoint $ 8.97 Per Share Cash Consideration Total Consideration to CastlePoint Aggregate Equity Value $ 344 Premium to: Current $ 8.97 0.0% 1 Month VWAP 9.22 (2.7) 52 Week High 13.94 (35.7) IPO Price 14.50 (38.1) Price to Book1 6/30/2008 ($11.05 / share) $ 423 0.81 x 12/31/2008E ($11.66 / share) 447 0.77 Price to Book (Ex-AOCI)1 6/30/2008 ($11.51 / share) $ 441 0.78 x 12/31/2008E ($12.12 / share) 464 0.74 Price to Earnings per Share(1) 2008E $ 1.51 5.9x 2009E 2.34 3.8 Tower Offer $ 23.18 $ 20.84 08/01/08 1 Month Close VWAP $ 10.89 $ 9.79 1.83 1.83 $ 12.72 $ 11.62 $ 492 $ 448 41.9% 29.6% 38.0 26.1 (8.7) (16.6) (12.2) (19.8) 1.15x 1.05x 1.09 1.00 1.11x 1.01x 1.05 0.96 8.4x 7.7x 5.4 5.0 Source: Factset, Data as of August 1, 2008 1 CastlePoint base case earnings estimates per CastlePoint management as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. 0.387x 0.39x 0.34x 0.30x Average Since IPO 0.433 x 6 Month 0.415 3 Month 0.418 0.60x 0.56x 0.549x Tower Offer 0.470x 0.64x 0.51x 0.47x 0.43x Mar-2007 Jul-2007 Oct-2007 Jan-2008 Apr-2008 Aug-2008 Historical CastlePoint / Tower Offer - Current Offer - Stock Component Only Exchange Ratio Analysis Executive Summary 4

Transaction Summary  Form of Transaction: • CastlePoint to merge and amalgamate with and into an indirect wholly owned subsidiary of Tower Consideration Per Share: • Cash consideration of $1.83 • Fraction of a share of Tower common stock based on variable exchange ratio: • Reference Price Fraction of a Tower Share Over $26.00 $12.220/Reference Price $20.00 to and including $26.00 0.4700 $17.50 to, but excluding $20.00 $9.400/Reference Price Less than $17.50 0.5371  Reference price equal to volume weighted average price per share of Tower stock on NASDAQ (“VWAP”) for 15 consecutive trading days immediately preceding the fifth trading day prior to closing • CastlePoint may walk away if reference price is below $17.50 unless Tower tops up with an offer of at least $1.83 in cash and 0.5371 share of Tower stock and a combined implied value of at least $11.2300 Options, Restricted Shares and Warrants • All options to be converted into options to acquire Tower shares, with adjusted exercise price, based on the per share cash value of the merger consideration (the stock portion of which is valued at the VWAP for the five trading days immediately preceding the fifth trading day prior to closing) • All restricted shares to be converted into Tower shares based on the cash value of the merger consideration, but remain subject to same restrictions • All warrants held by parent or its subsidiaries to be cancelled Qualified Stock Purchase: • All outstanding shares of CastlePoint Bermuda Holdings, Ltd., a wholly owned subsidiary of CastlePoint, to be transferred to surviving corporation as a “qualified stock purchase” under Section 338(d)(3) of the Internal Revenue Code Voting Agreement; Board Recommendation: • Unless Parent’s Special Committee of Board changes its recommendation in connection with the transaction, Tower and its subsidiaries must vote all CastlePoint shares held by them in favor of the bye-law amendment (to reduce the required CastlePoint shareholder vote, and to permit a shareholder to irrevocably appoint a proxy) and the merger • Neither the board of directors nor the special committee of either party may change its recommendation in connection with the transaction unless reasonably likely to be required to comply with its fiduciary duties (in which case the other party may offer adjustments in deal terms to obviate the need for such change) Executive Summary  5

Transaction Summary (Continued) Key Conditions to Closing: • CastlePoint and Tower shareholder approvals and regulatory approvals • No burdensome regulatory conditions • Additional condition to Tower’s obligation to close: CastlePoint holds as a result of distributions from CastlePoint Bermuda Holdings, Ltd. (including through distributions from CastlePoint Reinsurance Insurance Company, Ltd.), an amount in immediately available cash not less than $80,000,000 Additional Agreements: • Neither party may solicit any acquisition proposal • Either party may exercise fiduciary out for superior proposal; the other party has right to match • Tower to assume CastlePoint’s payment obligations under the Parent Guarantee Agreements between CastlePoint and Wilmington Trust Company • Tower to provide CastlePoint employees with benefits and compensation opportunities on terms comparable to CastlePoint packages or packages of similarly-situated Tower employees for at least 1 year post-closing after consultation with designated CastlePoint officers • Post-closing, Tower’s board of directors will consist of all of Tower’s existing directors, plus CastlePoint’s three independent directors Termination: • By mutual agreement • By either party (i) for breach by the other party, which results in the failure of certain conditions to closing, (ii) if the requisite shareholder or regulatory approval is not obtained, (iii) if closing has not occurred by March 31, 2009, (iv) upon exercise of a fiduciary out for a superior proposal, or (v) if the board of directors or the special committee of the other party changes or fails to include its recommendation in the joint proxy/prospectus • By CastlePoint if reference price is below $17.50 and Tower fails to top up • By Tower if number of dissenting shares exceeds 15% Termination Fee • Termination fee of $15 million; reimbursement of expenses capped at $10 million • Termination fee plus expenses if either party terminates upon exercise of fiduciary out for a superior proposal or because the other party changes or fails to include its recommendation • Reimbursement of Tower expenses if approval of CastlePoint shareholders is not obtained and a competing offer was outstanding; termination fee to be paid if CastlePoint completes a new deal within 18 months • Reimbursement of CastlePoint expenses if approval of Tower shareholders is not obtained due to offer to acquire Tower; termination fee to be paid if Tower completes a deal within 18 months • Reimbursement of CastlePoint expenses if Tower terminates due to excessive dissenting shares • Tower agrees to extend the Reinsurance Agreements and Service Agreements for 2 years if it terminates upon (i) exercise of a fiduciary out for a superior proposal (ii) excessive dissenting shares, (iii) its failure to obtain shareholder approval, (iv) its change of or failure to include its recommendation, or (v) its failure to top up a low reference price Expected Closing: • First quarter 2009 1 Refers to current reinsurance agreement between Tower and CastlePoint that is scheduled to expire in April 2010. Executive Summary 6

Financial Analysis Public Market Basis   Tower Offer Selected Bermuda Peers1 for CastlePoint Low Median High Price / 6/30/2008 Book Value Book Value2 1.15 x 0.80 x 0.93 x 1.26 x Book Value (Ex-AOCI)2 1.11 0.80 0.93 1.26 Price / Earnings Mgmt3 IBES 2008 P / E 8.4 x 7.3 x 5.3 x 6.1 x 6.6 x 2009 P / E 5.4 5.8 5.2 6.0 6.8    Source: Company filings, CastlePoint management, IBES, Factset Note: Market data as of August 1, 2008. 1 Selected Bermuda Peers include: Allied World, Arch, Aspen, Axis, Endurance, and Platinum. 2 Book value at June 30, 2008 estimated for Allied World and Axis. 3 CastlePoint base case earnings estimates per CastlePoint management as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Executive Summary 7

Financial Analysis Private Market Basis Aquiror / Tower / Target Castlepoint Low Median High Premium to Current 41.9% (1.9)% 30.4% 50.2% 1 Month Prior 37.0 2.5 34.2 61.8 3 Months Prior 17.9 7.6 32.6 48.8 Source: Company filings, CapIQ, Datastream 1 Includes the following precedent P&C insurance transactions: Allied World / Darwin, Catalina / Quanta, Fortress / Alea, Argonaut / PXRE, Meadowbrook / ProCentury, Employers Holdings / AmCOMP, QBE Insurance / North Point, D.E. Shaw / James River, Zurich Financial / Bristol West, Elara Holdings / Direct General. Fortress / Alea excluded from premium to 1 month prior and premium to 3 months prior. Catalina / Quanta excluded from premium to 3 months prior. P&C Insurance Transactions1 Executive Summary 8

Pro Forma Impact to Tower and CastlePoint Price / Earnings Basis Management Case (20% Growth)1 Sensitivity (10% Growth)1 2009E 2010E 2009E 2010E Pro Forma EPS $ 3.17 $ 3.83 $ 3.04 $ 3.39 Accretion Dilution (2.6)% 10.3% (6.5)% (2.4)% Price / Earnings - Tower (Based on Mgmt Case) 7.1 x 6.7 x 7.1 x 6.7 x Pro Forma Stock Price (Tower Perspective) $ 22.58 $ 25.56 $ 21.67 $ 22.63 Exchange Ratio 0.470 x 0.470 x 0.470 x 0.470 x Value to CastlePoint Cash Consideration to CastlePoint $ 1.83 $ 1.83 $ 1.83 $ 1.83 Value of Stock Consideration to CastlePoint 10.61 12.01 10.19 10.63 Total Value to CastlePoint $ 12.44 $ 13.84 $ 12.02 $ 12.46 Premium to Current 38.7% 54.3% 34.0% 39.0 % Premium to 1 Month VWAP 35.0 50.2 30.3 35.2 Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Tower projections and pro forma adjustments provided by Tower management, as reviewed by CastlePoint management, and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. 1 Represents production growth.  Executive Summary 9

Goldman Sachs

Pro Forma Impact to Tower and CastlePoint

Intrinsic Basis

For Illustrative Purposes Only

Management Case (20% Growth)

	Pro Forma Valuation Range		
	Low	Mid	High
Pro Forma Valuation - Tower Perspective			
Intrinsic Value of Pro Forma Company at 12/31/2008[1]	$ 19.20	$ 28.35	$ 38.47
Pro Forma Valuation - CastlePoint Perspective			
Intrinsic Value of Stock to CastlePoint at Exchange Ratio of 0.470x	$ 9.02	$ 13.33	$ 18.08
Intrinsic Value of Stock to CastlePoint Subject to Transaction Collar	$ 9.40	$ 12.22	$ 12.22
Value of Cash Consideration at 12/31/2008	1.83	1.83	1.83
Total Value to CastlePoint at 12/31/2008 Subject to Transaction Collar	$ 11.23	$ 14.05	$ 14.05

			Total Value to CastlePoint at 08/01/2008 Subject to Transaction Collar[2]		
			$ 10.60	**$ 13.26**	**$ 13.26**
Instrinsic Value of Standalone CastlePoint[3]	**Low**	**$ 9.12**	16.2 %	45.4 %	45.4 %
	Medium	**9.80**	8.1	35.3	35.3
	High	**10.48**	1.1	26.4	26.4

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint's Special Committee. Tower projections and pro forma adjustments provided by Tower management, as reviewed by CastlePoint management and, as reviewed and approved for Goldman Sachs use by CastlePoint's Special Committee.

[1] Low end of pro forma intrinsic value range represents valuation derived from pro forma discounted cash flow analysis of management base case projections including synergies assuming a 15% discount rate and 6.0x forward P / E terminal multiple; midpoint of pro forma intrinsic value range represents a 13% discount rate and 8.0x terminal forward P / E multiple; high end of pro forma intrinsic value range represents a 11% discount rate and a 10.0x terminal forward P / E multiple.

[2] Current value to CastlePoint discounted from value to CastlePoint at 12/31/2008 at a rate of 15%.

[3] Low end of standalone intrinsic value of CastlePoint represents valuation derived from discounted cash flow analysis of management base case projections assuming a 15.0% discount rate and a 10% discount to the regression line; midpoint of standalone intrinsic value range represents a 15.0% discount rate and a 5% discount to the regression line; high end of standalone intrinsic value range represents a 15.0% discount rate and no discount to the regression line.

Executive Summary 10

Q2 Earnings Due Diligence  • Both Tower and CastlePoint will miss EPS expectations for the second quarter of 2008 Q1 Actual Q2 Actual vs. IBES Q3 - Q4 Estimated 2008Y Estimated Tower IBES EPS $ 0.60 $ 0.66 $ 1.69 $ 2.95 Management Base Case Operating EPS1 $ 0.60 $ 0.66 $ 1.66 $ 2.92 Management Base Case EPS 0.64 0.46 1.66 2.76 IBES vs. Management Base Case Operating EPS NA 0.0% (2.0)% (1.2)% IBES vs. Management Base Case EPS NA (30.3) (2.0) (6.6) CastlePoint IBES EPS $ 0.29 $ 0.38 $ 1.08 $ 1.75 Management Base Case Operating EPS1 $ 0.29 $ 0.34 $ 0.88 $ 1.51 Management Base Case EPS 0.25 0.27 0.88 1.40 IBES vs. Management Base Case Operating EPS NA (9.9)% (18.5)% (13.5)% IBES vs. Management Base Case EPS NA (28.9) (18.5) (20.0) Source: Tower and CastlePoint management, IBES Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Tower projections provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. 1 Net income excluding after-tax realized gains (losses). Executive Summary 11

II. Overview of CastlePoint Executive Summary 12

CastlePoint Historical Financial Performance ($ in millions, except per share data) Year Ended December 31, 3 Months Ended March 31, 2006 2007 2007 2008 Premium Production Gross Premiums Written $ 165.2 $ 395.8 $ 71.9 $ 129.1 Net Written Premiums 165.2 376.2 71.9 118.1 Selected Income Statement Data Net Premiums Earned $ 79.0 $ 248.4 $ 46.6 $ 100.4 Insurance Service Revenue 2.3 7.5 1.6 8.0 Investment Income 11.2 29.5 5.8 5.2 Net Realized Gains (Loss) 0.0 (8.2) 0.0 1.4 Total Revenues $ 92.5 $ 277.1 $ 54.0 $ 114.9 Loss and LAE $ 41.0 $ 131.3 $ 25.3 $ 54.5 Commission and other Acquisiton Expenses 29.4 91.6 16.6 41.5 Other Expenses 12.2 17.9 3.3 6.4 Interest Expense 0.6 9.4 2.2 2.8 Total Expenses $ 83.1 $ 250.2 $ 47.4 $ 105.3 Pre-tax Income $ 9.4 $ 26.9 $ 6.5 $ 9.6 Tax Benefit 1.1 5.9 0.6 - Net Income $ 10.5 $ 32.7 $ 7.1 $ 9.6 EPS $ 0.47 $ 0.89 $ 0.23 $ 0.25 Operating Income1 $ 10.5 $ 41.0 $ 7.1 $ 8.2 Operating EPS $ 0.47 $ 1.12 $ 0.23 $ 0.29 Select Operating Metrics Net Loss Ratio 51.9% 52.9% 54.3% 54.3 % Net Underwriting Expense Ratio 36.2 36.0 34.4 36.3 Net Combined Ratio 88.1% 88.9% 88.7% 90.6 % Source: CastlePoint public filings 1 Net income less after-tax realized gains and losses from investment in limited partnership. 2 ROACE annualized for 1Q2008.  Executive Summary  13

CastlePoint Historical Price Performance Since CastlePoint IPO Absolute Stock Price Indexed Stock Price $8.97 $8 $10 $12 $14 $16 $18 Mar-2007 Jul-2007 Oct-2007 Jan-2008 Apr-2008 Aug-2008 Closing Price (USD) CastlePoint IPO Price: $14.50 50% 60% 70% 80% 90% 100% 110% 120% Mar-2007 Jul-2007 Oct-2007 Jan-2008 Apr-2008 Aug-2008 Indexed Price CastlePoint Selected Bermuda Peers1 (44.5%) (0.1%) Source: Factset, Data as of August 1, 2008 1 Selected Bermuda Peers include: Allied World, Arch, Aspen, Axis, Endurance, and Platinum.  Executive Summary  14

CastlePoint Historical Trading Performance Since CastlePoint IPO Price / NTM Earnings – As of First Estimate Price / Book Value (ex-AOCI) 4.5x 6.2x 4x 6x 8x 10x 12x 14x May-2007 Aug-2007 Nov-2007 Feb-2008 May-2008 Aug-2008 Price / NTM Earnings Average Since IPO 6 Month 3 Month CastlePoint 7.4 x 5.7 x 5.0 x Selected Bermuda Peers1 6.7 6.2 6.1 0.7x 0.9x 1.1x 1.3x 1.5x 1.7x Mar-2007 Jul-2007 Oct-2007 Jan-2008 Apr-2008 Aug-2008 Price to Book Value (excl AOCI) 0.8 x 0.9 x Average Since IPO 6 Month 3 Month CastlePoint 1.1 x 0.9 x 0.9 x Selected Bermuda Peers 1.1 0.9 0.9 CastlePoint Selected Bermuda Peers1 Source: Factset and IBES, Data as of August 1, 2008 Note: Price to NTM earnings as of first available CastlePoint IBES estimates (May 17, 2007). 1 Selected Bermuda Peers include: Allied World, Arch, Aspen, Axis, Endurance, and Platinum. Executive Summary 15

CastlePoint Shares Traded at Various Prices 1 Month 3 Month 0 1,000 2,000 3,000 4,000 5,000 6,000 7,000 8,000 8.50 to 8.99 9.00 to 9.49 9.50 to 9.99 10.00 to 10.49 10.50 to 10.99 11.00 to 11.50 Volume (000) Weighted Average Price: 9.22 USD Total Shares Traded as Percent of Shares Outstanding: 10.11% 0 1,000 2,000 3,000 4,000 5,000 6,000 7,000 8,000 8.50 to 8.99 9.00 to 9.49 9.50 to 9.99 10.00 to 10.49 10.50 to 10.99 11.00 to 11.50 Volume (000) Weighted Average Price: 9.70 USD Total Shares Traded as Percent of Shares Outstanding: 36.94% 6 Month Since IPO 0 2,000 4,000 6,000 8,000 10,000 12,000 14,000 8.50 to 9.49 9.50 to 10.49 10.50 to 11.49 11.50 to 12.49 12.50 to 13.49 13.50 to 14.49 14.50 to 15.49 15.50 to 16.50 Volume (000) Weighted Average Price: 10.13 USD Total Shares Traded as Percent of Shares Outstanding: 64.58% 0 2,000 4,000 6,000 8,000 10,000 12,000 14,000 8.50 to 9.49 9.50 to 10.49 10.50 to 11.49 11.50 to 12.49 12.50 to 13.49 13.50 to 14.49 14.50 to 15.49 15.50 to 16.50 Volume (000) Weighted Average Price: 12.14 USD Total Shares Traded as Percent of Shares Outstanding: 171.79% Source: Factset, Data as of August 1, 2008.  Executive Summary 16

Research Analyst Views on CastlePoint Select Analyst Commentary Summary Recommendations Strong Buy 20% Buy 80% Price Targets “While we believe CPHL remains in a “show me” position, as investors want to see continued evidence of premium generation and reduced volatility in the investment portfolio, this quarter (first quarter 2008) was a step in the right direction.” - Fox-Pitt Kelton, May 7, 2008 “CastlePoint continues to expand the client base. In 1Q08, CastlePoint added a new client relationship for quota share reinsurance and expects to commence program business for the additional clients in 2Q08. High demand for CastlePoint’s products is reflected in the strong top-line growth in 1Q08. Net premiums written in 1Q08 were $118.1 million compared to $71.9 million in 1Q07, a 64% increase. CastlePoint’s growth from non-owner clients grew by 99% to approximately $38 million, representing 32% of the total production in the quarter.” - KeyBanc, May 7, 2008 Target Premium Over Target Update Firm Name Recommendation Price Current Price Date Fox-Pitt Cochran Caronia BUY $ 13.00 44.9% 3/7/2008 Friedman, Billings, Ramsey & Co. STRONG BUY 17.00 89.5 3/7/2008 Keefe, Bruyette & Woods, Inc. BUY 14.00 56.1 7/9/2008 Keybanc Capital Mkts BUY 11.50 28.2 7/21/2008 Piper Jaffray BUY 19.00 111.8 2/4/2008 Median $ 14.00 56.1 % Source: Bloomberg, Analyst Research Note: Market data as of August 1, 2008.  Executive Summary  17

III. CastlePoint and Tower Standalone Financial Projections Executive Summary 18

Goldman Sachs

Summary of CastlePoint Management Projections

Management Estimates

($ in millions)

	Management Base Case	Management Downside Case
Relationship with Tower	■ Continued reinsurance relationship with Tower	■ Reinsurance relationship with Tower scaled back over time
Third Party Business	■ Tower receives approximately 50% of the pooled CastlePoint-generated business in 2009 and thereafter ■ 10% year-over-year growth in Programs and Risk Sharing	■ Tower receives approximately 50% of the pooled CastlePoint-generated business in 2009 and thereafter ■ 10% year-over-year growth in Programs and Risk Sharing ■ Higher loss ratio going forward (approximately 1%)
Tower Business	■ Brokerage quota share from Tower to CPRE reduced from 40% in 2008 and 2009 to 35% in 2010 and thereafter ■ 10% year-over-year growth in Brokerage business	■ Brokerage quota share from Tower to CPRE reduced to 35% in 2008 and to 25% in 2009 and thereafter ■ 10% year-over-year growth in Brokerage business
Investment Portfolio	■ No anticipated impairments ■ Investment yield of 4.8% in 2008 and 5.5% thereafter	■ No anticipated impairments ■ Investment yield of 4.8% in 2008 and 5.5% thereafter
Capital Management	■ None	■ None

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint's Special Committee.
[1] CPIC receives approximately 25% of the pooled Tower brokerage business and subsequently cedes 50% of the premiums subject to the quota share (premiums after facultative and XOL agreements) to CPRE.

CastlePoint and Tower Standalone Financial Projections 19

Goldman Sachs

Comparison of CastlePoint Projected Financials Scenarios

Management Base Case Estimates

($ in millions)

	Base Case Management Projections 2008E	2009E	2010E	2011E	2012E	'08 - '12 CAGR / Avg
Net Premiums Written						
Third Party Business	$ 254.0	$ 293.4	$ 322.8	$ 355.0	$ 390.6	11.4 %
Tower Generated Business	351.8	374.2	380.2	418.2	460.1	6.9
Total Net Premiums Written	$ 605.8	$ 667.6	$ 703.0	$ 773.3	$ 850.6	8.9 %
Net Premiums Earned	$ 482.8	$ 640.1	$ 681.1	$ 734.9	$ 806.8	13.7 %
Operating Income	$ 58.0	$ 89.6	$ 101.7	$ 112.6	$ 123.8	20.9 %
Operating EPS[1]	$ 1.51	$ 2.34	$ 2.66	$ 2.94	$ 3.23	20.9
ROACE (Ex-AOCI)	13.5 %	18.1 %	17.4 %	16.5 %	15.6 %	16.2 %
Underwriting Ratios						
Third Party Business Loss Ratio	59.3 %	59.8 %	60.8 %	61.7 %	62.3 %	60.8 %
Third Party Business Expense Ratio	35.1	34.0	33.2	33.0	32.9	33.7
Third Party Business Combined Ratio	94.5 %	93.8 %	94.1 %	94.7 %	95.2 %	94.4 %
Tower Business Loss Ratio	54.9 %	55.1 %	56.2 %	57.3 %	58.7 %	56.5 %
Tower Business Expense Ratio	37.9	37.3	37.2	37.0	36.6	37.2
Tower Business Combined Ratio	92.8 %	92.5 %	93.5 %	94.3 %	95.3 %	93.7 %
Total Loss Ratio	56.3 %	57.2 %	58.4 %	59.4 %	60.4 %	58.3 %
Total Expense Ratio	37.3	35.7	35.1	34.8	34.4	35.5
Total Combined Ratio	93.5 %	92.9 %	93.5 %	94.2 %	94.8 %	93.8 %

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint's Special Committee.
[1] Operating income divided by fully-diluted shares outstanding using the treasury stock method.

CastlePoint and Tower Standalone Financial Projections 20

Comparison of CastlePoint Projected Financials Scenarios Management Downside Case Estimates ($ in millions) Dowside Case Management Projections ‘08 - ‘12 2008E 2009E 2010E 2011E 2012E CAGR / Avg Net Premiums Written Third Party Business $ 254.0 $ 280.2 $ 308.2 $ 339.1 $ 373.0 10.1 % Tower Generated Business 326.9 304.7 335.1 368.7 405.5 5.5 Total Net Premiums Written $ 580.9 $ 584.9 $ 643.4 $ 707.7 $ 778.5 7.6 % Net Premiums Earned $ 470.5 $ 584.0 $ 609.5 $ 671.6 $ 737.6 11.9 % Operating Income $ 56.7 $ 79.2 $ 89.3 $ 100.0 $ 110.3 18.1 % Operating EPS1 $ 1.48 $ 2.07 $ 2.33 $ 2.61 $ 2.88 18.1 ROACE (Ex-AOCI) 13.2% 16.2% 15.8% 15.3% 14.7% 15.1 % Underwriting Ratios Third Party Business Loss Ratio 59.3% 60.7% 61.8% 62.6% 63.3% 61.6 % Third Party Business Expense Ratio 35.1 34.4 33.8 33.6 33.5 34.1 Third Party Business Combined Ratio 94.5% 95.1% 95.6% 96.2% 96.8% 95.6 % Tower Business Loss Ratio 54.9% 55.3% 56.5% 57.5% 58.9% 56.6 % Tower Business Expense Ratio 38.0 37.4 37.0 36.7 36.1 37.0 Tower Business Combined Ratio 92.8% 92.7% 93.4% 94.2% 95.1% 93.6 % Total Loss Ratio 56.3% 57.8% 59.1% 60.0% 61.1% 58.9 % Total Expense Ratio 37.3 36.1 35.5 35.1 34.7 35.7 Total Combined Ratio 93.6% 93.9% 94.6% 95.1% 95.8% 94.6 % Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. 1 Operating income divided by fully-diluted shares outstanding using the treasury stock method.    21

Goldman Sachs

Tower Projected Financials Summary Assumptions

Management Base Case Estimates

($ in millions)

	Management Base Case
Relationship with CastlePoint	■ Continued reinsurance relationship with CastlePoint ■ Cession of approximately 40% of brokerage business to CastlePoint and other third party reinsurers
Premium Production & Reinsurance	■ Growth in premium production of 10% per year ■ Total ceded premiums represent approximately 52% of gross premiums ■ Ceding commission of 31%-32% (depending on line of business)
Underwriting	■ Loss ratio of 57.0% in 2008 gradually increasing to 60.5% by 2012 ■ Combined ratio increasing from 77.1% in 2008 to 84.6% in 2012
Investment Portfolio	■ No anticipated impairments ■ Investment yield of 5.5%
Capital Management	■ None

Note: Tower projections provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint's Special Committee.

CastlePoint and Tower Standalone Financial Projections 22

Tower Standalone Projected Financial Performance Management Base Case Estimates ($ in millions, except per share data) Management Projections ‘08 - ‘12 2008E 2009E 2010E 2011E 2012E CAGR / Avg Premiums Total Premium Produced - (Brokerage Only) $ 700.1 $ 770.1 $ 847.1 $ 931.8 $ 1,024.9 10.0 % Gross Premiums Written $ 696.6 $ 734.0 $ 807.1 $ 887.5 $ 976.0 8.8 % Ceded Premiums Written 408.1 374.9 411.9 452.5 497.3 5.1 Net Premiums Written $ 288.5 $ 359.1 $ 395.2 $ 435.0 $ 478.7 13.5 % Revenues Net Premiums Earned $ 282.3 $ 321.8 $ 376.1 $ 413.9 $ 455.5 12.7 % Ceding Commission Revenue 108.0 122.6 122.3 134.4 147.8 8.2 Insurance Services Revenue 44.4 49.2 54.2 59.8 65.9 10.4 Net Investment Income 42.2 48.7 56.2 62.8 68.6 12.9 Policy Billing Fees 3.2 2.9 3.2 3.5 3.9 5.2 Total Revenues $ 480.0 $ 545.1 $ 612.0 $ 674.4 $ 741.7 11.5 % Expenses Loss and Loss Adjustment Expenses $ 160.9 $ 185.0 $ 220.0 $ 246.3 $ 275.6 14.4 % Direct Commission Expense 131.8 150.4 163.0 181.5 200.9 11.1 Other Operating Expenses 81.6 90.3 103.6 115.7 129.0 12.1 Interest Expenses 9.1 9.0 8.9 8.8 8.8 (0.9) Total Expenses $ 383.3 $ 434.7 $ 495.5 $ 552.3 $ 614.1 12.5 % Equity Income in Unconsolidated Affiliate $ 4.8 $ 5.9 $ 7.5 $ 9.2 $ 11.4 24.3 % Income before Income taxes $ 101.5 $ 116.3 $ 124.0 $ 131.4 $ 138.9 8.2 % Income Tax Expense 33.7 40.4 43.1 45.7 48.4 9.4 Net Operating Income $ 67.7 $ 75.9 $ 80.9 $ 85.7 $ 90.6 7.5 % Operating EPS1 $ 2.92 $ 3.25 $ 3.47 $ 3.67 $ 3.88 7.4 Selected Metrics Net Loss Ratio 57.0% 57.5% 58.5% 59.5% 60.5% 58.6 % Net Expense Ratio 20.1 20.0 22.6 23.5 24.1 22.1 Net Combined Ratio 77.1% 77.5% 81.1% 83.0% 84.6% 80.7 % Note: Tower projections provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. 1 Net income divided by fully-diluted share count provided by Tower management.  23

IV. Financial Analysis of CastlePoint 24

Comparison of Selected Bermuda Reinsurers ($ in millions) USD Equity Closing Price % of 52 Market P/E Multiples L/T IBES Dividend P/BV P/BV 2008 Company 1-Aug-2008 Week High Cap 2008 2009 CAGR Yield (inc AOCI) (ex AOCI) ROACE CastlePoint - IBES $ 8.97 68.2% $ 344 5.1 x 4.1 x 13.5% 1.4% 0.81 x 0.78 x 23.7% 14.5 % CastlePoint - Management Base Case1 5.9 3.8 12.8 Selected Bermuda Peers Axis3 $ 32.11 76.7% $ 5,198 6.2 x 6.1 x 15.0% 2.2% 1.03 x 1.03 x 12.8% 16.1 % Arch 69.43 90.5 4,498 6.6 6.6 5.0 0.0 1.26 1.26 11.0 17.5 Aspen 25.76 84.9 2,126 6.4 6.0 10.0 2.3 0.88 0.90 15.4 13.4 Allied World3 41.47 78.2 2,038 5.3 5.7 5.0 1.7 0.82 0.87 18.1 15.7 Endurance 30.94 71.6 1,872 5.4 5.2 12.0 3.2 0.80 0.80 18.8 14.5 Platinum 35.91 94.9 1,777 6.1 6.8 12.5 0.9 0.99 0.95 15.3 15.3 Median 6.1 x 6.0 x 11.0% 2.0% 0.93 x 0.93 x 15.3% 15.5 % High 6.6 6.8 15.0 3.2 1.26 1.26 18.8 17.5 Low 5.3 5.2 5.0 0.0 0.80 0.80 11.0 13.4 Weighted Debt / Capital2 Source: Company filings, CastlePoint management, IBES, factset Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Financial data as June 30, 2008. 1 Earnings estimates per CastlePoint management. 2 Assumes the following weightings for equity credit: 50% for perpetual stock, 50% for perpetual preferred, 75% for mandatory convertible. 3 Book value at June 30, 2008 estimated for Allied World and Axis based on IBES.   25

Bermuda Reinsurer “Value Map” Price / Book vs. ROACE Regression Arch Endurance CastlePoint - IBES CastlePoint - Mgmt R2 = 0.6407 0.70x 0.75x 0.80x 0.85x 0.90x 0.95x 1.00x 1.05x 1.10x 1.15x 1.20x 1.25x 1.30x 12% 13% 14% 15% 16% 17% 18% 2008E ROACE Price / Book value (ex. AOCI) Axis1 Allied World1 Platinum Aspen Source: Company filings, CastlePoint management, IBES, factset. Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Financial data as of June 30, 2008 unless otherwise noted.. Market data as of August 1, 2008. 1 Book value at June 30, 2008 estimated for Allied World and Axis based on IBES.   26

Recent Bermuda Reinsurance Transactions Recent Bermuda Precedents Target PXRE Quanta Alea Average Acquiror Argonaut Catalina Fortress Target Headquarters Pembroke, Bermuda Hamilton, Bermuda Hamilton, Bermuda Announcement Date March 14, 2007 May 30, 2008 April 4, 2007 Purchase Price Aggregate ($mm) $ 422 $ 197 € 197 Per Share $ 5.17 $ 2.80 € 0.97 Consideration Mix % Stock 100.0% 0.0% 0.0% 33.3% % Cash 0.0 100.0 100.0 66.7 Transaction Premiums Undisturbed Stock Price1 15.9% 48.9% 2.7% 22.5% 30-Day VWAP 13.6 55.0 12.5 27.0 Transaction Multiples Price / Book Value 0.85 x 0.79 x 0.85 x 0.83 x Target Business Description  Provider of catastrophe  Provider of specialty insurance  Primary product lines consist of reinsurance and retrocessional and reinsurance property and casualty insurance coverage  Primarily focused on and reinsurance • Also write property, marine and professional and environmental • Primarily focused on aerospace risks liabilities, property, casualty, professional lines, general • In run-off as of February 2006 marine and aviation lines liability, motor, marine, aviation • In run-off as of October 2006 and transport • In run-off as of June 2006 Source: Company filings  27

CastlePoint Discounted Cash Flow Analysis ($ per share) Management Base Case Projections Management Downside Case Projections $11.27 $1.46 $(3.50) $(1.64) $1.83 $10.48 $8.97 Surplus (30-Jun- 2008)1 Value of Third Party Business Value of Business From Tower Value of CPM Less: Debt Less: Hold Co Expenses at CPH2 Plus: Cash at CPH (30-Jun- 2008) Total Value (01-Aug- 2008) Share Price (01- Aug-2008) $ 0.21 $ 0.67 $11.27 $0.53 $(3.50) $(1.64) $1.83 $9.65 $8.97 Surplus (30-Jun- 2008)1 Value of Third Party Business Value of Business From Tower Value of CPM Less: Debt Less: Hold Co Expenses at CPH2 Plus: Cash at CPH (30-Jun- 2008) Total Value (01-Aug- 2008) Share Price (01- Aug-2008) $ 0.49 $ 0.48 Valuation Sensitivity Valuation Sensitivity Implied Discount Rate3 P/E P/BV 12.5% 15.0% 17.5% 5.0% 6.2 x 1.03 x $ 12.50 $ 11.17 $ 9.95 0.0 5.9 0.98 11.76 10.48 9.31 (5.0) 5.6 0.93 11.03 9.80 8.68 (10.0) 5.3 0.88 10.29 9.12 8.04 (15.0) 5.0 0.83 9.55 8.43 7.40 TV Prem. / (Disc.) To Line Implied Discount Rate3 P/E P/BV 12.5% 15.0% 17.5% 5.0% 6.1 x 1.01 x $ 11.46 $ 10.26 $ 9.15 0.0 5.8 0.96 10.80 9.65 8.58 (5.0) 5.6 0.91 10.14 9.04 8.02 (10.0) 5.3 0.86 9.48 8.43 7.45 (15.0) 5.0 0.81 8.83 7.81 6.88 TV Prem. / (Disc.) To Line Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Valuation derived from dividend discount model of each business segment using CastlePoint management base case and management downside case projections, respectively. For US domiciled business segments, ongoing dividends/cash flows calculated based on targeted (NPW + loss and LAE reserves) / surplus ratio of 2.00x; dividends are limited to “greater of test“ of the larger of (1) current year’s statutory net income or (2) 10% of current year’s statutory surplus. For Bermuda domiciled business segments, ongoing dividends/cash flows calculated based on targeted (NPW + loss and LAE reserves) / surplus ratio of 2.00x. Terminal P/B multiple derived from P/B vs. ROACE regression analysis. 1 Surplus estimated as the sum of CPRe shareholders’ equity and CPIC shareholders’ equity less deferred acquisition costs. 2Represents 2008 holding company expenses capitalized at 5.0x. Includes $3.6mm realized loss in investment income attributable to the liquidation of a limited partnership in 1H2008 that invests primarily in tax-free bonds. 3 Discount rate range derived from CAPM (Barra predicted beta of 1.0, Ibbotsons market risk premium of 5.1%, risk free rate equal to 30-year Treasury (4.7%), and Ibbotsons liquidity premium of 4.9%). For Illustrative Purposes Only   28

V. Pro Forma Impact of the Transaction 29

Goldman Sachs

Transaction Assumptions

Market Data

- As of 01-Aug-2008

Financial Projections

- CastlePoint Projections
  - CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint's Special Committee
  - Based on management base case projections, unless otherwise noted
- Tower Projections
  - Tower projections provided by Tower management, as reviewed by CastlePoint management, and as reviewed and approved for Goldman Sachs use by CastlePoint's Special Committee
  - Based on management base case projections, unless otherwise noted
  - Tower projected fully diluted sharecount provided by Tower management

Financing Related Assumptions

- Financing Sources
  - Cash at CPH of $55mm and capital from CPRe of $30mm
  - The remainder is funded through issuance of Tower common equity to CastlePoint
  - Additional capital requirements arising from the transaction funded through reinsurance
- Options and Warrants
  - CastlePoint options outstanding rolled over into Tower options
  - CastlePoint warrants in Tower are cancelled upon transaction close
  - Tower warrants in CastlePoint are cancelled upon transaction close
- 5.5% pre-tax oportunity cost of cash

Pro Forma Impact of the Transaction 30

Goldman Sachs

Transaction Assumptions
(Continued)

Purchase Accounting Adjustments

- Transaction closes 31-Dec-2008
- Transaction intangibles of $8mm amortized over 10 years
- Assumes $20mm of deal-related expenses, including advisory fees

Transaction Related Adjustments

- Transaction related adjustments provided by Tower management, as reviewed by CastlePoint management, and as reviewed and approved for Goldman Sachs use by CastlePoint's Special Committee, unless otherwise noted
- Assumes incremental premium production as a result increased underwriting capacity and reduced gross underwriting leverage
- Shift in business mix
  - After 2009, no growth in assumed quota share, XOL and CAT business at CastlePoint
  - Additional income generated through retention of Tower business that would otherwise be ceded to third parties under a newly established quota share
- Incremental capital required due to surplus utilization in transaction funded through increased quota share reinsurance to third parties
  - Assumes pro forma target net underwriting leverage of 1.10x net premiums written / surplus, per guidance of Tower management
- Post-tax loss of $4.4mm in 2009 due to change in TRM's accounting from MGA to insurance accounting (per Tower management)
- Adjustment for Tower earnings in CastlePoint based on equity method accounting
- Pre-tax cost synergies of $5.5mm and $7.2mm in 2009 and 2010, respectively, and growing at 4% thereafter
- CastlePoint pre-tax income subject to 35.0% tax

Pro Forma Impact of the Transaction 31

Goldman Sachs

Transaction Assumptions

Pro Forma Premium Production – Pro Forma Management Case

($ in millions)

	2008E	2009E	2010E	2011E	2012E
Tower Standalone Management Base Case Projections					
Brokerage	$ 700.1	$ 770.1	$ 847.1	$ 931.8	$ 1,024.9
Programs	27.5	30.3	33.3	36.6	40.3
Risk Sharing	101.5	79.8	87.7	96.5	106.1
Total	$ 829.1	$ 880.1	$ 968.1	$ 1,064.9	$ 1,171.3
Year Over Year Growth		*6.2 %*	*10.0 %*	*10.0 %*	*10.0 %*
CastlePoint Standalone Management Base Case Projections					
Programs	$ 16.4	$ 30.3	$ 33.3	$ 36.6	$ 40.3
Risk Sharing	37.2	79.8	87.7	96.5	106.1
Reinsurance (QS, XOL, and CAT Assumed)	144.4	151.4	166.6	183.2	201.6
Total	$ 198.0	$ 261.4	$ 287.6	$ 316.3	$ 348.0
Year Over Year Growth		*32.1 %*	*10.0 %*	*10.0 %*	*10.0 %*
Sum of Standalone Management Base Case Projections					
Brokerage	$ 700.0	$ 770.0	$ 847.0	$ 931.7	$ 1,024.9
Programs	43.9	60.5	66.6	73.2	80.5
Risk Sharing	138.7	159.5	175.5	193.0	212.3
Reinsurance (QS, XOL, and CAT Assumed)	144.4	151.4	166.6	183.2	201.6
Total	$ 1,027.0	$ 1,141.4	$ 1,255.6	$ 1,381.1	$ 1,519.3
Year Over Year Growth		*11.1 %*	*10.0 %*	*10.0 %*	*10.0 %*
Pro Forma Management Case					
Brokerage	$ 700.0	$ 840.0	$ 1,008.0	$ 1,209.6	$ 1,451.5
Programs	43.9	93.5	148.5	225.7	320.4
Risk Sharing	138.7	174.0	200.1	220.1	242.1
Reinsurance (QS, XOL, and CAT Assumed)	144.4	137.7	137.7	137.7	137.7
Total	$ 1,027.0	$ 1,245.2	$ 1,494.3	$ 1,793.1	$ 2,151.7
Year Over Year Growth		*21.3 %*	*20.0 %*	*20.0 %*	*20.0 %*

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint's Special Committee. Tower projections and pro forma adjustments provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint's Special Committee.

Pro Forma Impact of the Transaction 32

Pro Forma Impact on Underwriting Leverage Underwriting Leverage at Various Production Levels Target NPW / Surplus of 1.10x GPW / Surplus 2009E 2010E 2011E Tower Standalone 10% Growth 2.03 x 1.97 x 1.92 x Pro Forma - Management Case Management Base Case (20% Growth) 1.27 x 1.31 x 1.36 x Pro Forma - Sensitivities 10% Growth 1.16 x 1.10 x 1.05 x 15% Growth 1.20 1.19 1.19   Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Tower projections and pro forma adjustments provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.  33

Transaction Sources and Uses ($ in millions) Consideration Sources and Uses $mm per share % Uses Cash $ 65.4 $ 1.83 14.2 % Gross Aggregate Purchase Price2 $ 491.7 Stock Consideration 389.5 10.89 84.8 Less: Value of CastlePoint Shares owned by Tower (32.4) Rolled Over Options1 4.3 0.9 Net Aggregate Purchase Price2 $ 459.2 Net Consideration $ 459.2 $ 12.72 100.0 % Transaction Fees and Expenses 20.0 Total Uses $ 479.2 Ownership Sources CastlePoint Cash On-Hand $ 55.0 % Cash Contribution from CPRe 30.4 Tower Ownership 58.1 % Tower Common Equity Issued 389.5 CastlePoint Ownership 41.9 Conversion of CastlePoint to Tower Options2 4.3 Total 100.0 % Total Sources $ 479.2 1 2.1mm CastlePoint options at a weighted average strike price of $11.17 converted into 1.2mm Tower options at a weighted average strike price of $20.35. 2 Includes consideration paid for CastlePoint options.  34

Pro Forma Impact to Tower Sensitivity to Pro Forma Growth ($ in millions) Tower Tower Pro Forma Pro Forma Sensitivities Stand Alone Management Case Base Case 20% Growth 15% Growth 10% Growth Earnings per Share 2009E $ 3.25 (2.6)% (5.0)% (6.5)% 2010E 3.47 10.3 2.9 (2.4) ROACE 2009E 18.6% 16.0% 15.6% 15.4% 2010E 16.8 16.5 15.6 14.9 ROATCE 2009E 20.7% 18.0% 17.6% 17.3% 2010E 18.3 18.3 17.2 16.5 Book Value per Share (ex-AOCI) 31-Dec-2008 (At Close) - Stated $ 15.79 $ 18.34 $ 18.34 $ 18.34 31-Dec-2008 (At Close) - Tangible 14.08 16.04 16.04 16.04 Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Tower projections and pro forma adjustments provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.  35

Pro Forma Deal Economics – Illustrative 2009 ROE Bridge

Pro Forma Management Case

Assumes CastlePoint Purchase Price of $12.72 per share

For Illustrative Purposes Only



Assumes 100% Stock Deal
18.6 %
(0.2)%
(3.5)%
0.4 %
0.9 %
(1.0)%
15.3 %
0.7 %
16.0 %
Tower Stand Alone ROE
Combine CastlePoint
Taxes on CastlePoint Earnings
Cost Savings
New Business Growth¹
Other Transaction Related Adjustments²
Pro Forma ROE w/o leverage
Impact of Leverage³
Pro Forma ROE w/ Leverage

	Tower Stand Alone ROE	Pro Forma ROE w/ Leverage
2009 GPW / Surplus	2.0 x	1.3 x
2009 NPW / Surplus	1.0	1.1

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint's Special Committee. Tower projections and pro forma adjustments provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint's Special Committee.

[1] *Increase in underwriting and investment income due to shift in business mix away from CastlePoint assumed*

[2] *Transaction-related adjustments include: change in accounting from TRM to MGA, intangible amortization and elimination of Tower ownership in CastlePoint.*

[3] *Effect on ROE attributable to $65mm in cash consideration.*

Pro Forma Impact of the Transaction 36

Pro Forma Discounted Cash Flow Analysis of Tower Assumptions  Valuation as of 12/31/2008 (assumed transaction close)  Incremental capital required to support growth is supplied through increased quota share reinsurance to third parties  Tower projections and CastlePoint stand alone projections based on management base case estimates for 2009 – 2012; pro forma adjustments per guidance of Tower and CastlePoint management  Valuation calculated as the sum of the stand alone dividend streams of the CastlePoint and Tower operating companies adjusted based on pro forma adjustments resulting from the transaction  Dividends to the holding company constrained to respective dividend tests for CastlePoint and Tower entities  Terminal value calculated using forward looking price / earnings multiple  Implied discount rate of 13.0% derived from CAPM (Barra predicted beta of 1.0 for Tower, Ibbotsons market risk premium of 5.1%, risk free rate equal to 30-year Treasury (4.7%), and Ibbotsons liquidity premium of 3.1%) Valuation Sensitivity Management Case (20% Growth) Sensitivity: 15% Growth Sensitivity: 10% Growth Discount Rate 11.0% 13.0% 15.0% 6.0 x $ 21.95 $ 20.53 $ 19.20 7.0 26.08 24.44 22.91 8.0 30.21 28.35 26.62 9.0 34.34 32.27 30.33 10.0 38.47 36.18 34.05 Terminal P / E Value Discount Rate 11.0% 13.0% 15.0% 6.0 x $ 17.21 $ 16.02 $ 14.92 7.0 20.65 19.29 18.01 8.0 24.10 22.55 21.11 9.0 27.54 25.82 24.21 10.0 30.99 29.08 27.31 Terminal P / E Value Discount Rate 11.0% 13.0% 15.0% 6.0 x $ 13.54 $ 12.54 $ 11.61 7.0 16.45 15.30 14.23 8.0 19.36 18.06 16.85 9.0 22.27 20.82 19.46 10.0 25.19 23.58 22.08 Terminal P / E Value Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Tower projections and pro forma adjustments provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.  For Illustrative Purposes Only   37

Goldman Sachs

Pro Forma Impact to Tower and CastlePoint

Intrinsic Basis

For Illustrative Purposes Only

Sensitivity (10% Growth)

	Pro Forma Valuation Range		
	Low	Mid	High
Pro Forma Valuation - Tower Perspective			
Intrinsic Value of Pro Forma Company at 12/31/2008[1]	$ 11.61	$ 18.06	$ 25.19
Pro Forma Valuation - CastlePoint Perspective			
Intrinsic Value of Stock to CastlePoint at Exchange Ratio of 0.470x	$ 5.46	$ 8.49	$ 11.84
Intrinsic Value of Stock to CastlePoint Subject to Transaction Collar	$ 6.23	$ 9.40	$ 11.84
Value of Cash Consideration at 12/31/2008	1.83	1.83	1.83
Total Value to CastlePoint at 12/31/2008 Subject to Transaction Collar	$ 8.06	$ 11.23	$ 13.67

			Total Value to CastlePoint at 08/01/2008 Subject to Transaction Collar[2]		
			$ 7.61	**$ 10.60**	**$ 12.89**
Instrinsic Value of Standalone CastlePoint[3]	**Low**	**$ 9.12**	(16.5)%	16.2 %	41.4 %
	Medium	**9.80**	(22.4)	8.1	31.6
	High	**10.48**	(27.4)	1.1	23.0

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint's Special Committee. Tower projections and pro forma adjustments provided by Tower management, as reviewed by CastlePoint management and, as reviewed and approved for Goldman Sachs use by CastlePoint's Special Committee.

[1] *Low end of pro forma intrinsic value range represents valuation derived from pro forma discounted cash flow analysis of management base case projections including synergies assuming a 15% discount rate and 6.0x forward P / E terminal multiple; midpoint of pro forma intrinsic value range represents a 13% discount rate and 8.0x terminal forward P / E multiple; high end of pro forma intrinsic value range represents a 11% discount rate and a 10.0x terminal forward P / E multiple.*

[2] *Current value to CastlePoint discounted from value to CastlePoint at 12/31/2008 at a rate of 15%.*

[3] *Low end of standalone intrinsic value of CastlePoint represents valuation derived from discounted cash flow analysis of management base case projections assuming a 15.0% discount rate and a 10% discount to the regression line; midpoint of standalone intrinsic value range represents a 15.0% discount rate and a 5% discount to the regression line; high end of standalone intrinsic value range represents a 15.0% discount rate and no discount to the regression line.*

Pro Forma Impact of the Transaction 38

Pro Forma Impact at Various Tower Closing Prices Illustration of Fixed Exchange Ratio with Collar Management Case (20% Growth) Walkaway Collar Tower Collar Price Floor Current Ceiling Tower Closing Price $ 16.00 $ 17.50 $ 20.00 $ 22.00 $ 23.18 $ 24.00 $ 26.00 $ 28.00 Premium / Discount to Current Tower (31.0)% (24.5)% (13.7)% (5.1)% 0.0% 3.5% 12.2% 20.8 % Consideration Paid to CastlePoint Exchange Ratio - Stock Component1 0.537 x 0.537 x 0.470 x 0.470 x 0.470 x 0.470 x 0.470 x 0.436 x Cash per Share $ 1.83 $ 1.83 $ 1.83 $ 1.83 $ 1.83 $ 1.83 $ 1.83 $ 1.83 Stock Consideration per Share 8.59 9.40 9.40 10.34 10.89 11.28 12.22 12.22 Total Consideration $ 10.42 $ 11.23 $ 11.23 $ 12.17 $ 12.72 $ 13.11 $ 14.05 $ 14.05 Transaction Premiums Premium to Current 16.2% 25.2% 25.2% 35.7% 41.9% 46.2% 56.6% 56.6 % Premium to 30 Day VWAP 13.1 21.8 21.8 32.0 38.0 42.2 52.4 52.4 Transaction Multiples 2008 CastlePoint EPS (Mgmt) 6.9 x 7.4 x 7.4 x 8.0 x 8.4 x 8.7 x 9.3 x 9.3 x 30-Jun-2008 Book Value per Share 0.94 x 1.02 x 1.02 x 1.10 x 1.15 x 1.19 x 1.27 x 1.27 x 31-Dec-2008E Book Value per Share 0.89 0.96 0.96 1.04 1.09 1.12 1.21 1.21 Impact to Tower 2009 Pro Forma EPS2 $ 3.00 $ 3.00 $ 3.18 $ 3.17 $ 3.17 $ 3.17 $ 3.17 $ 3.26 Accretion / Dilution (7.7)% (7.9)% (2.4)% (2.5)% (2.6)% (2.6)% (2.7)% 0.3% 2010 Pro Forma EPS2 $ 3.62 $ 3.62 $ 3.83 $ 3.83 $ 3.83 $ 3.82 $ 3.82 $ 3.94 Accretion / Dilution 4.4% 4.3% 10.5% 10.4% 10.3% 10.2% 10.1% 13.5 % Book Value per Share (Ex-AOCI) at Close $ 15.44 $ 16.09 $ 17.06 $ 17.86 $ 18.34 $ 18.68 $ 19.49 $ 20.10 Accretion / Dilution (1.6)% 2.5% 8.7% 13.8% 16.9% 19.0% 24.2% 28.0 % Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Tower projections and pro forma adjustments provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. 1 Exchange ratio based on Tower closing share price of $23.18 as of August 1, 2008. 2 Dilution within the collar range is not fixed despite a fixed number of basic shares being issued to CastlePoint due to treasury stock method dilution of rolled over CastlePoint options.  Pro Forma Impact of the Transaction  39

Appendix A: Tower Public Market Trading Analysis Tower Public Market Trading Analysis 40

Tower Historical Financial Performance ($ in millions, except per share data) Year Ended December 31, ‘04 - ‘07 2004 2005 2006 2007 CAGR / Avg. Selected Income Statement Data Gross Premiums Written $ 177.8 $ 300.1 $ 432.7 $ 524.0 43.4 % Net Written Premiums $ 98.1 $ 211.8 $ 245.1 $ 259.2 38.3 % Net Premiums Earned $ 45.6 $ 164.4 $ 224.0 $ 286.1 84.5 % Ceding Commission Revenue 40.0 25.2 43.1 $ 71.0 21.1 Insurance Service Revenue 16.381 14.103 7.973 33.3 26.7 Investment Income 5.1 15.0 23.0 36.7 93.4 Net Realized Gains (Loss) 0.0 0.1 0.0 (17.5) NM Policy Billing Fees 0.7 0.9 1.1 2.0 44.2 Total Revenues $ 107.7 $ 219.8 $ 299.3 $ 411.7 56.4 % Loss and LAE $ 27.1 $ 96.6 $ 135.1 $ 157.9 80.0 % Commission and other Acquisiton Expenses 32.8 43.8 60.6 101.0 45.5 Other Expenses 30.0 42.6 53.7 77.3 37.2 Interest Expense 3.1 4.9 6.9 9.3 43.7 Total Expenses $ 93.0 $ 187.9 $ 256.2 $ 345.5 54.9 % Other Income - - 13.4 5.1 NM Pre-tax Income $ 14.7 $ 31.8 $ 56.4 $ 71.3 69.1 % Income Tax Expense 5.7 11.1 19.7 26.2 Net Income $ 9.0 $ 20.8 $ 36.8 $ 45.1 $ 70.9 EPS $ 1.06 $ 1.03 $ 1.82 $ 1.93 $ 22.11 Operating Income1 $ 9.0 $ 20.7 $ 36.8 $ 56.5 $ 84.3 Operating EPS $ 1.05 $ 1.03 $ 1.82 $ 2.46 $ 32.66 Select Operating Metrics Average Net Loss Ratio 59.4% 58.8% 60.3% 55.2% 58.4 % Net Underwriting Expense Ratio 16.2 29.3 27.3 28.5 25.3 Net Combined Ratio 75.6% 88.1% 87.6% 83.7% 83.8 % ROAE (ex-AOCI) NM 15.0% 19.7% 20.8% 18.5 % Selected Balance Sheet Data Invested Assets $ 283.6 $ 395.9 $ 564.6 $ 696.7 34.9 % Trust Preferreds 47.4 47.4 68.0 101.0 28.7 Shareholders' Equity (Ex-AOCI) 128.4 148.2 224.4 317.7 35.3 Source: Tower public filings 1 Net income less after-tax realized gains.  Tower Public Market Trading Analysis  41

Tower Historical Price Performance Last 3 Years Absolute Stock Price Indexed Stock Price $10 $15 $20 $25 $30 $35 $40 Aug-2005 Aug-2006 Aug-2007 Aug-2008 Closing Price (USD) 0 500 1,000 1,500 2,000 2,500 Volume (000) Volume Tower $23.18 80% 100% 120% 140% 160% 180% 200% 220% Aug-2005 Aug-2006 Aug-2007 Aug-2008 Indexed Price Tower Selected Specialty / E&S Peers1 Historical Aggregate Returns 2 Year 1 Year Tower (20.9)% (12.5)% Selected Specialty / E&S Peers1 (1.3) (19.8) 38.1% (1.4%) Source: Factset and IBES Note: Price as of August 1, 2008. 1 Selected Specialty / E&S Peers include: Markel, HCC, RLI, Argo, Amtrust, United America Indemnity, National Interstate and Hallmark.  Tower Public Market Trading Analysis  42

Tower Historical Trading Performance Last 3 Years Price / NTM Earnings Price / Book Value (ex-AOCI) 7.5x 7.9x 5x 7x 9x 11x 13x 15x 17x 19x 21x Aug-2005 Aug-2006 Aug-2007 Aug-2008 NTM-Next 4 Quarters P/E Multiple Average 3 Year 6 Month 3 Month Tower 12.4 x 8.3 x 7.7 x Selected Specialty / E&S Peers1 12.1 8.9 8.3 1.0x 1.6x 2.2x 2.8x 3.4x 4.0x 4.6x Aug-2005 Aug-2006 Aug-2007 Aug-2008 Price to Book Value (excl AOCI) Average 3 Year 6 Month 3 Month Tower 2.7 x 1.8 x 1.7 x Selected Specialty / E&S Peers1 1.7 1.4 1.7 1.6 x 1.3 x Tower Selected Specialty / E&S Peers1 Source: Factset and IBES 1 Selected Specialty / E&S Peers include: Markel, HCC, RLI, Argo, Amtrust, United America Indemnity and Hallmark.  Tower Public Market Trading Analysis  43

Comparison of Selected Specialty / E&S Insurers ($ in millions) USD Equity Closing Price % of 52 Market P/E Multiples L/T IBES Dividend P/BV Weighted 2008 Company 1-Aug-2008 Week High Cap 2008 2009 CAGR Yield (ex AOCI) Debt / Cap1 ROACE Tower - IBES $ 23.18 65.3% $ 546 7.9 x 6.8 x 22.5% 0.9% 1.61 x 23.0% 19.7 % Tower - Management Base Case 8.0 7.1 19.1 Specialty / E&S Insurers Markel $ 370.46 67.9% $ 3,681 13.7 x 14.2 x 12.0% 0.0% 1.62 x 23.0% 11.3 % HCC 22.99 73.4 2,653 7.7 7.1 10.0 1.9 1.05 12.6 13.4 RLI 54.36 89.4 1,189 11.8 13.1 13.0 1.7 1.72 16.0 14.3 Argo 34.63 76.3 1,063 8.3 6.9 12.0 0.0 0.79 21.5 9.0 Amtrust 14.01 81.0 856 8.2 6.9 12.0 1.0 1.85 21.2 22.2 United America 12.97 56.9 451 16.7 7.4 11.0 0.0 0.56 14.7 3.3 National Interstate 17.51 48.6 340 7.5 7.0 12.0 1.3 1.50 6.5 19.3 Hallmark 9.70 56.6 202 7.2 7.2 15.0 0.0 1.07 24.4 14.4 Median 8.3 x 7.1 x 12.0% 0.5% 1.28 x 18.6% 13.8 % High 16.7 14.2 15.0 1.9 1.85 24.4 22.2 Low 7.2 6.9 10.0 0.0 0.56 6.5 3.3 Source: Company filings, IBES, Factset, Tower management Note: Tower projections provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Financial data as of June 30, 2008 for Tower and as of latest available for Specialty / E&S Insurers. 1 Assumes the following weightings for equity credit: 50% for perpetual stock, 50% for perpetual preferred, 75% for mandatory convertible.  Tower Public Market Trading Analysis  44

Research Analyst Views on Tower Select Analyst Commentary Summary Recommendations Buy 50% Strong Buy 33% Hold 17% Price Targets “In our view, the strong 1Q08 operating results were derived from the company’s strategy of expanding both product platforms and geographies. This expansion has allowed Tower to successfully grow operating earnings while operating in a difficult pricing environment. Additionally, we believe the Company’s 1Q08 results benefited from Tower’s relationship with CastlePoint Holdings… the Company’s largest reinsurer and a source of revenue due to Tower’s 8% equity ownership in CastlePoint.” - KeyBanc, May 6, 2008 “We believe that Tower Group is one of the few companies that will be able to maintain double-digit growth for the next several years. Tower can accomplish this despite soft market conditions as a result of its geographic expansion (from a Northeast carrier to national carrier) and its demand driven approach (meeting brokers needs by providing admitted paper for traditionally E&S risks). We project 15% GWP growth for 2008.” - Fox-Pitt Kelton, May 6, 2008 Target Premium Over Target Update Firm Name Recommendation Price Current Price Date Fox-Pitt Cochran Caronia BUY $ 30.00 29.4% 6-Mar-2008 Friedman, Billings, Ramsey & Co. STRONG BUY 40.00 72.6 7-Mar-2008 Keefe, Bruyette & Woods, Inc. HOLD 25.00 7.9 9-Jul-2008 Keybanc Capital Mkts BUY 25.00 7.9 21-Jul-2008 Piper Jaffray BUY 46.00 98.4 10-Mar-2008 Median $ 30.00 29.4 % Source: Bloomberg, Analyst Research Note: Market data as of August 1, 2008.   Tower Public Market Trading Analysis 45

Tower Shares Traded at Various Prices 1 Month 3 Month 0 500 1,000 1,500 2,000 2,500 18.50 to 19.49 19.50 to 20.49 20.50 to 21.49 21.50 to 22.49 22.50 to 23.49 23.50 to 24.49 24.50 to 25.49 25.50 to 26.49 26.50 to 27.49 27.50 to 28.50 Volume (000) Weighted Average Price: 20.84 USD Total Shares Traded as Percent of Shares Outstanding: 15.12% 0 500 1,000 1,500 2,000 2,500 18.50 to 19.49 19.50 to 20.49 20.50 to 21.49 21.50 to 22.49 22.50 to 23.49 23.50 to 24.49 24.50 to 25.49 25.50 to 26.49 26.50 to 27.49 27.50 to 28.50 Volume (000) Weighted Average Price: 23.62 USD Total Shares Traded as Percent of Shares Outstanding: 45.08% 1 Year 3 Year 0 5,000 10,000 15,000 20,000 25,000 30,000 35,000 40,000 45,000 14.00 to 16.99 17.00 to 19.99 20.00 to 22.99 23.00 to 25.99 26.00 to 28.99 29.00 to 31.99 32.00 to 34.99 35.00 to 38.00 Volume (000) Weighted Average Price: 26.88 USD Total Shares Traded as Percent of Shares Outstanding: 183.05% 0 5,000 10,000 15,000 20,000 25,000 30,000 35,000 40,000 45,000 14.00 to 16.99 17.00 to 19.99 20.00 to 22.99 23.00 to 25.99 26.00 to 28.99 29.00 to 31.99 32.00 to 34.99 35.00 to 38.00 Volume (000) Weighted Average Price: 27.22 USD Total Shares Traded as Percent of Shares Outstanding: 738.82% Source: Factset. Data as of August 1, 2008.  Tower Public Market Trading Analysis  46